EXHIBIT 99.1

CME REALTY APPOINTS EXPERIENCED CHIEF FINANCIAL OFFICER AND DIRECTOR

WESTON, FL -- (Marketwired) -- 07/21/15 -- CME Realty, Inc. (OTC PINK: CMRL) ("CME Realty" or the "Company") is pleased to announce that the Company has appointed Vincent T. Prince, CPA, as its new Chief Financial Officer and member of the Board of Directors. Mr. Prince will also head up the audit committee of the Company.

"We are very pleased to have added a seasoned financial manager with Vincent's capabilities and reputation to the expanding South Beach Spirits team," stated Kenneth McLeod, President of CME Realty, Inc. "His many years of experience in corporate finance, accounting, and senior management will certainly strengthen our corporate structure and improve our position with current and potential partners, investors, and other stakeholders."

Vincent T. Prince is a CPA who brings 20+ years of corporate finance and management experience with past key positions at several Fortune 500 companies including: Office Depot, Inc., Leggett & Platt, Inc., Dade Behring, Inc., BF Goodrich Aerospace, and Warner Brothers Publications.

Most recently, Prince was CFO of Insurance Care Direct, Inc., twice recognized by Inc. Magazine as one of the top 500 fastest growing private companies in America. While at Insurance Care Direct, Prince secured a relationship with BDO to audit the company's financial statements and led the company through its first independent financial audit and through three consecutive successful audits, all resulting in clean unqualified opinions. In previous positions, Prince worked with KMPG and PricewaterhouseCoopers on numerous financial audits as well as assisting numerous companies with becoming SOX 404 compliant.

During his career, Prince has also been a successful start-up entrepreneur, having launched and managed several successful real estate development ventures and having been a partner in a successful alcoholic beverage distribution company.

Prince received a Bachelor of Science Degree (Finance/Accounting) from Auburn University, Alabama.

Prince concluded, "I am very excited to join the South Beach Spirits team as the Company's new Chief Financial Officer and Director. I look forward to utilizing all of my financial management capabilities, experience, and connections to help boost the Company's efforts to establish itself as a leading alcoholic beverage development, marketing, and distribution business and brand."

As previously announced, CME Realty intends to change its name to "South Beach Spirits, Inc." to better reflect the alcoholic beverage business focus of the Company. Further details regarding the name change and other business updates will be made as additional information becomes available.

DISCLAIMER/SAFE HARBOR: This CME Realty news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.

Investor/Media Contact:
CME Realty, Inc. - Investor Relations Email: Email Contact
Toll-Free: (888) 706-0099
Source: CME Realty, Inc.